optionsXpress Announces Record First Quarter 2007 Results

CHICAGO, IL, April 19, 2007 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported record results for the three months ended March 31, 2007.

Highlights from the first quarter 2007 included:

•	Record revenues of $54.7 million, an 18% increase year-over-year

•	Record net income of $21.3 million, or $0.34 per diluted share

•	Daily average revenue trades (DARTs) of 30,700, a 4% increase year-over-year

•	Net new account growth of 10,200, including 4,000 net new accounts in March

•	Industry-leading 64% pre-tax margins

•	$5.0 billion in customer assets on March 31, 2007, a 25% increase year-over-year

“Our business continued to perform well in the first quarter despite a soft retail trading environment during a time of year that is typically more active. In particular, we remain encouraged by recent improvements to our marketing strategy, which resulted in a 24% sequential increase in net new account growth,” said David Kalt, Chief Executive Officer of optionsXpress.

For the first quarter, DARTs were 30,700, up 4% from 29,400 in the first quarter of 2006, and up 14% from 26,900 in the fourth quarter of 2006. Trades per account on an annualized basis were 35, down from 43 in the first quarter of 2006, and up slightly from 34 in the fourth quarter of 2006. Total revenue increased 18% over the first quarter of 2006 and 11% over the fourth quarter of 2006. Resulting net income was $21.3 million, or $0.34 per share on a diluted basis, an 18% increase from $18.0 million in the first quarter of 2006.

“Organic growth, our conversion to self-clearing and two months of contribution from XpressTrade helped generate double-digit revenue and net income growth even though customer activity was considerably lower than the levels we saw in the first quarter of 2006,” said Adam DeWitt, Chief Financial Officer of optionsXpress. “Other key business metrics also remained strong as pretax margins were 64%, annualized pretax income per customer account was well over $600 and asset growth excluding the acquisition was 5% while the markets were mostly flat.”

During the quarter, optionsXpress announced a dividend of $0.0625 per share, a 25% increase from the fourth quarter dividend. The total amount of the dividend was approximately $3.9 million and was paid to shareholders on March 29, 2007.

Outlook
“While trading activity will continue to fluctuate with retail investor sentiment, we believe we have positioned optionsXpress well for long-term growth in our retail options business as well as brokersXpress, international and futures,” commented Kalt. “The integration with XpressTrade is on track and we hope that the transaction can serve as a model for using the strong cash flow we generate to create meaningful shareholder value.”

Conference Call
A conference call will be broadcast live on Thursday, April 19, 2007, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. Subscribed users can also access the broadcast at http://www.streetevents.com. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading for the retail investor, offers a comprehensive and innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, Inc., an online retail brokerage specializing in equity options and futures, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, the company provides a wide range of proprietary investor tools, outstanding customer service and competitive commissions that have led to recognition as the leading online brokerage firm by Barron’s in four consecutive annual surveys (2003, 2004, 2005 and 2006) and by Kiplinger’s Personal Finance in 2006.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Janelle Woodward Ashton Partners (312) 553-6722	Josh Inglis Strategics, Inc. (312) 346-2007

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Change
	3/31/2007	3/31/2006	$	%
Revenues:
Commissions	$33,756	$32,087	$1,669	5%
Other brokerage related revenue	8,090	8,964	(874)	(10%)
Interest revenue and fees	14,135	5,228	8,907	170%
Interest expense	1,576	—	1,576	n/a

Net interest revenue and fees	12,559	5,228	7,331	140%
Other income	323	159	164	103%
Total revenues	$54,728	$46,438	$8,290	18%

Expenses:
Brokerage, clearing and other
related expenses	4,830	5,727	(897)	(16%)
Compensation and benefits	6,201	4,807	1,394	29%
Advertising	3,561	1,876	1,685	90%
Quotation services	1,714	1,299	415	32%
Depreciation and amortization	1,266	720	546	76%
Technology and telecommunications	848	713	135	19%
Other	1,524	1,693	(169)	(10%)

Total expenses	$19,944	$16,835	$3,109	18%

Income before income taxes	34,784	29,603	5,181	18%
Income taxes	13,503	11,558	1,945	17%
Net income	$21,281	$18,045	$3,236	18%

Basic earnings per share	$0.34	$0.29	$0.05	17%
Diluted earnings per share	$0.34	$0.29	$0.05	17%
Weighted average shares
outstanding — basic	62,780	62,213	567	1%
Weighted average shares
outstanding — diluted	62,985	62,600	385	1%

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Three Months Ended		Change
	3/31/2007	3/31/2006	$	%
Assets:
Cash and cash equivalents	$78,859	$76,590	$2,269	3%
Short-term investments	118,750	118,075	675	1%
Funds segregated in compliance with
federal regulations	369,608	281,288	88,320	31%
Receivables from brokerage customers, net	141,447	139,080	2,367	2%
Receivables from brokers, dealers and
clearing organizations	24,118	21,601	2,517	12%
Deposits with clearing organizations	60,394	38,115	22,279	58%
Fixed assets, net	7,984	6,619	1,365	21%
Goodwill	28,229	79	28,150	n/m
Other intangible assets, net	4,575	—	4,575	n/a
Other assets	8,198	6,077	2,121	35%
Total assets	$842,162	$687,524	$154,638	22%

Liabilities and stockholders’ equity:
Liabilities
Payables to brokerage customers	$597,105	$476,890	$120,215	25%
Payables to brokers, dealers and clearing
organizations	10,808	17,422	(6,614)	(38%)
Accounts payable and accrued liabilities	12,218	8,748	3,470	40%
Current and deferred income taxes	12,384	3,636	8,748	n/m

Total liabilities	632,515	506,696	125,819	25%
Stockholders’ equity	209,647	180,828	28,819	16%

Total liabilities and stockholders'
equity	$842,162	$687,524	$154,638	22%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended		Change
	3/31/2007	3/31/2006	$ or #	%
Number of customer accounts
(at period end)(1)	223,800	178,700	45,100	25%
Daily average revenue trades (‘‘DARTs’’)(2)	30,700	29,400	1,300	4%
Customer trades per account (3)	35	43	(8)	(19%)
Average commission per trade	$18.02	$17.59	$0.43	2%
Option trades as a % of total trades	66%	74%	(8%)
Advertising expense per net new
customer account (4)	$349	$111	$238	214%
Total client assets (000s)	$4,993,358	$3,994,714	$998,644	25%
Client margin balances (000s)	$134,902	$121,758	$13,144	11%

(1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total net new customer accounts opened during the period.